UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2007

Naturade, Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-71606-A	23-24427092
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2099 S. College Blvd., Suite 210, Anaheim, California	92806
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 860-7600

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 1 4a- 12 under the Exchange Act (17 CFR 240.1 4a- 12)

☐	Pre-commencement communications pursuant to Rule 1 4d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

☐	Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Section 4 - Matters Related to Accountants and Financial Statements

Item 4.01 Changes in Registrant’s Certifying Accountant.

On October 25, 2007, the Company’s auditors, Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner”), resigned as the Company’s independent auditors. The stated reasons are twofold. (The Company makes the following disclosures as required by Item 304(a)(1) of Regulation S-K) :
1)
As of September 30, 2007 the Company owed Squar Milner approximately $318,000 and about $165,000 was past due more than 90 days. Squar Milner believes that the magnitude of this receivable could become a threat to its independence. Further Squar Milner’s stated intent is to participate in the settlement among the Company and the professionals regarding payment of the administrative claims in the Company’s Chapter 11 Bankruptcy. Under the terms of the settlement and the related (proposed) amendment of the Company’s reorganization plan, Squar Milner would accept certain contingent and other notes payable (with an expected pay-out period) to be issued by the Company in full satisfaction of its receivable. Once the Settlement Agreement is consummated after its approval by the Bankruptcy Court, Squar Milner will be come a long-term creditor and thus its independence will be impaired.

The Company’s auditor’s reports for fiscal years ended December 31, 2005 and 2006 were unqualified but modified as to uncertainty of the Company continuing as a going concern.  The Company’s recurring losses from operations, net working capital deficit and stockholders’ capital deficiency, and Chapter 11 bankruptcy filing raise substantial doubt about its ability to continue as a going concern. As of December 31, 2006 and 2005 and for fiscal years 2006 and 2005, the financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements did not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.  The Company’s continuation as a going concern depends on its ability to generate sufficient cash flow to meet its obligations on a timely basis, to comply with the terms and covenants of its financing agreements, to obtain additional financing or refinancing as may be required and ultimately to attain successful operations.

2)	Squar Milner has indicated it has identified certain material weakness in the Company’s internal control over financial reporting for the year-ending December 31, 2006 as follows:
i)
The CFO/Controller displayed a lack of understanding of the financial information included in the general ledger and support for discrete accounting issues and debt transactions had not been prepared or addressed which resulted in numerous adjustments related to incorrect accounting.

ii)
No systematic method of ensuring that timely and complete monthly reconciliations and closing procedures take place which lead to a significant number of transactions and journal entries that had not been posted into the accounting system prior to the start of Squar Milner’s audit for the year ending December 31, 2006.

iii)	Difficulty in determining account balances at year-end because accounting department did not record short payments received to individual customer invoices on a timely basis.

These issues were a direct result of the Company filing for Chapter 11 bankruptcy protection and follow significant business reorganization. The Company took the recommendations of its auditor’s seriously and has implemented steps to address and resolve these issues.

3)
The Company has not had any disagreements with Squar Milner as to any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure for the fiscal years ended December 31, 2005 and 2006, and the quarter ended March 31, 2007. As a result of cash constraints, the Company has not had any involvement of Squar Milner for the subsequent filing of its second quarter Form 10Q on September 4, 2007; however, management is not aware of any disagreements with its auditors regarding accounting policy or procedures during this period up to Squar Milner’s resignation on October 25, 2007.

The Company’s audit committee of its board of directors did not recommend or approve a change in the Company’s independent auditors prior to Squar Milner’s resignation.

Item 9.01 Financial Statements and Exhibits

9.1.1	Squar Milner Letter of Resignation dated October 25, 2007

9.1.2	Squar Milner Comment Letter dated November 14, 2007 required under Item 304(a)(3) of Regulation S-K

9.1.3	Squar Milner Revised Comment Letter dated November 14, 2007 required under Item 304(a)(3) of Regulation S-K

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Naturade, Inc.
(Registrant)

Date: December 3, 2007
	By:	/s/ Adam Michelin
Adam Michelin
Chief Executive Officer